Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SJW Group:

We consent to the use of our report dated February 27, 2018, with respect to the consolidated balance sheets of SJW Group and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

June 7, 2018